Exhibit 5.1

December 22, 2004

eMerge Interactive, Inc.

10305 102nd Terrace

Sebastian, Florida 32958

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to eMerge Interactive, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission (the “Commission”) on or about December 22, 2004 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement registers for resale under the Act (i) up to 2,500,00 shares (the “Shares”) of the Company’s common stock, par value $0.008 per share (“Common Stock”), (ii) up to 875,000 shares of Common Stock (plus up to 900,000 shares of Common Stock issuable upon certain penalty provisions therein) (collectively, the Warrant Shares”) issuable upon the exercise of warrants (the “Warrants”) to purchase Common Stock currently held by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) and (iii) up to 1,250,000 shares of Common Stock (plus up to 900,000 shares of Common Stock issuable upon certain penalty provisions therein) (collectively, the “Additional Investment Right Shares”) of Common Stock issuable upon the exercise of additional investment rights (the “Additional Investment Rights”) to purchase Common Stock currently held by the Selling Stockholders.

This opinion is being furnished to you in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K under the Act.

In rendering this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of:

(a) the Registration Statement (together with the prospectus),

(b) the Second Amended and Restated Certificate of Incorporation of the Company,

(c) the Bylaws of the Company, as amended,

(d) resolutions, minutes and records of the corporate proceedings of the Company with respect to the issuance of the Shares, the Warrants and the Additional Investment Rights,

(e) the Securities Purchase Agreement, dated as of November 22, 2004, by and among the Company and the Selling Stockholders,

(f) the Registration Rights Agreement, dated as of December 2, 2004, by and among the Company and the Selling Stockholders,

(g) the Warrants to Purchase Common Stock issued to each of the Selling Stockholders and the Additional Investment Rights issued to each of the Selling Stockholders on December 2, 2004, and

(h) such other documents, instruments and certificates as this firm has deemed necessary for the expression of these opinions.

The documents referenced in clauses (e) through (g) are hereinafter collectively referred to as the “Transaction Documents.”

In making the foregoing examinations, this firm has assumed the genuineness of all signatures and the authenticity of all documents submitted to this firm as originals, and the conformity to original documents of all documents submitted to this firm as certified, conformed or photostatic copies. As to the Transaction Documents, this firm has assumed that such agreements are exact copies of the executed documents. As to various questions of fact material to this opinion letter, and as to the content and form of the Second Amended and Restated Certificate of Incorporation, the Bylaws, minutes, records, resolutions and other documents or writings of the Company, this firm has relied, to the extent it deems reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to this firm by the Company, without independent check or verification of their accuracy.

We do not purport to express any opinion on any laws other than the Delaware General Corporation Law and the federal laws of the United States of America.

Based upon our examination, consideration of, and reliance on the documents and other matters described above, this firm is of the opinion that:

1. The Shares are duly authorized, validly issued, fully paid and nonassessable.

2. Assuming that (i) the Warrant Shares and the Additional Investment Right Shares to be sold and issued in the future upon exercise of the Warrants and the Additional Investment Rights, respectively, will be duly issued and sold in accordance with the terms of the Transaction Documents, (ii) the Company maintains an adequate number of authorized but unissued shares and/or treasury shares available for issuance to those persons who purchase Warrant Shares and Additional Investment Right Shares issuable upon exercise of the Warrants and the Investment Rights, respectively, pursuant to the Transaction Documents and (iii) the consideration the Warrant Shares and the Additional Investment Right Shares issued upon exercise of the Warrants and the Additional Investment Rights, respectively, pursuant to the Transaction Documents is actually received by the Company as provided in the Transaction Documents and exceeds the par value of such shares, then we are of the opinion that the Warrant Shares and the Additional Investment Right Shares sold and issued in accordance with the terms of the Transaction Documents will be validly issued, fully paid and nonassessable.

This firm hereby consents to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to references to our firm included in or made a part of the Registration Statement. In giving this consent, this firm does not admit that it comes within the category of person whose consent is required under Section 7 of the Securities Act, the Rules and Regulations of the Commission thereunder or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first above written and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Selling Shareholders, the Shares, the Warrant Shares or the Additional Investment Right Shares.

Very truly yours,

/S/ HUNTON & WILLIAMS LLP